Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Investcorp Europe Acquisition Corp I (the “Company”) on Form S-1 of our report dated April 30, 2021, except for the name change in Note 1, as to which the date is November 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Investcorp Europe Acquisition Corp I as of April 1, 2021 and for the period from March 22, 2021 (inception) through April 1, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
West Palm Beach, FL
November 23, 2021